Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

Amendment to Rights Agreement (this “Amendment”), dated as of October, 31, 2016, between Cryo-Cell International, Inc., a Delaware corporation (the “Company”), and Continental Stock and Transfer Trust (the “Rights Agent”).

Whereas, the Company entered into that certain Rights Agreement with the Rights Agent, dated as of December 5, 2014 (the “Rights Agreement”);

Whereas, the Company desires to terminate the Rights Agreement effective October 31, 2016;

Whereas, Section 27 of the Rights Agreement provides that the Rights Agreement can be amended as the Company may deem necessary or desirable before such time as any Person becomes an Acquiring Person thereunder;

Whereas, as of the time immediately prior to this Amendment, no Person has become an Acquiring Person under the Rights Agreement; and

Whereas, the Board of Directors of the Company has determined that it is desirable and in the best interests of the Company and its stockholders to amend the Rights Agreement and has directed that the Rights Agreement be amended as provided herein pursuant to Section 27 of the Rights Agreement.

Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. The definition of “Final Expiration Date” in Section 1 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“Final Expiration Date” shall mean October 31, 2016.

Section 2. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State (without regard to conflicts of law principles of such State).

Section 3. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

In witness whereof, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunder affixed and attested, all as of the day and year first above written.

Attest:	CRYO-CELL INTERNATIONAL, INC.

/s/ Oscar Vergara	By:	/s/ David Portnoy

Attest:	CONTINENTAL STOCK AND

TRANSFER, INC.
as Rights Agent

/s/ Issac Kagan	By:	/s/ Kevin Jennings